                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                        KENTUCKY ELECTRIC STEEL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

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


[LOGO]


                          KENTUCKY ELECTRIC STEEL, INC.
                              POST OFFICE BOX 3500
                          ASHLAND, KENTUCKY 41105-3500
                                 (606) 929-1222


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD TUESDAY, FEBRUARY 1, 2000

To the Holders of the Common Stock of
Kentucky Electric Steel, Inc.

         The Annual Meeting of Stockholders of Kentucky Electric Steel, Inc., a Delaware corporation (the "Company"), will be held in Ballroom B, Ashland Plaza Hotel, Ashland, Kentucky, on Tuesday, February 1, 2000 at 10:00 a.m. (EST), for the following purposes:

         1. To elect one member of the Board of Directors to hold office until the 2003 Annual Meeting of Stockholders and until his successor is elected and qualified;

         2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 2000; and

         3. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

         The Company's Board of Directors has fixed the close of business on December 10, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any adjournment thereof.

                                      By Order of the Board of Directors.
                                      William J. Jessie, Secretary

December 29, 1999
Ashland, Kentucky

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

[LOGO]                    KENTUCKY ELECTRIC STEEL, INC.
                              POST OFFICE BOX 3500
                          ASHLAND, KENTUCKY 41105-3500
                                 (606) 929-1222


                                 PROXY STATEMENT

                    FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
                        HELD ON TUESDAY, FEBRUARY 1, 2000
                 APPROXIMATE DATE OF MAILING: DECEMBER 29, 1999

                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kentucky Electric Steel, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, February 1, 2000, at 10:00 a.m. (EST) in Ballroom B, Ashland Plaza Hotel, Ashland, Kentucky, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of the nominee for director proposed by the Board of Directors in Proposal I, and in favor of the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000, all as recommended by the Board of Directors. A stockholder who executes a proxy may revoke it at any time before it is exercised by delivering to the Company another proxy bearing a later date or by submitting written notice of such revocation to the Secretary of the Company.

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 25, 1999 accompanies this proxy statement.

         A plurality of the votes cast is required for the election of directors. Votes withheld from a nominee for election as a director are not included in the tabulation of the voting results on the election of directors and, therefore, do not affect the election of directors. The ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposals. Abstentions on this matter will be counted for the purpose of determining the number of shares represented by proxy at the meeting and voting upon such proposal, and shall therefore have the same effect as if such shares were voted against such ratification. Broker "non-votes" will be treated as not represented at the meeting as to the ratification of Arthur Andersen LLP for purposes of determining the number of votes needed for approval.

         A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote upon a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The close of business on December 10, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Each outstanding share of the Company's common stock, $0.01 par value ("Common Stock"), is entitled to one vote. On December 10, 1999, there were outstanding and entitled to vote 4,075,358 shares of the Common Stock.

OWNERSHIP OF DIRECTORS, NOMINEE AND EXECUTIVE OFFICERS

         The following table sets forth information regarding the amount of the Common Stock beneficially owned, as of December 10, 1999, by each director of the Company, the nominees for election as directors of the Company, the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

                                                                            SHARES
                              NAME                                   BENEFICIALLY OWNED(1)          PERCENT(2)
--------------------------------------------------------------------------------------------------------------------
Charles C. Hanebuth.............................................             217,517(3)                 5.2%
Clifford R. Borland.............................................               6,820                      (4)
Carl E. Edwards, Jr. ...........................................               8,492                      (4)
J. Marvin Quin II...............................................              15,269                      (4)
David C. Struve.................................................              14,829                      (4)
William J. Jessie...............................................             109,697(5)                  2.7%
Joseph E. Harrison..............................................              78,793(6)                  1.9%
William H. Gerak................................................              55,118(7)                  1.3%
Directors and Executive Officers as a Group (8 persons).........             506,535(8)                 11.7%

(1) Under rules of the Securities and Exchange Commission ("SEC"), persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities.

(2) The shares subject to options were deemed outstanding for purposes of this calculation.

(3) Includes 146,715 shares which Mr. Hanebuth had the right to acquire upon the exercise of stock options exercisable on December 10, 1999 or within 60 days thereafter. Excludes 203 shares owned separately by Mr. Hanebuth's spouse and children; Mr. Hanebuth disclaims that he is the beneficial owner of such shares.

(4) Shares beneficially owned do not exceed one percent of the outstanding shares of Common Stock.

(5) Includes 47,462 shares which Mr. Jessie had the right to acquire upon the exercise of stock options exercisable on December 10, 1999 or within 60 days thereafter.

(6) Includes 45,127 shares which Mr. Harrison had the right to acquire upon the exercise of stock options exercisable on December 10, 1999 or within 60 days thereafter.

(7) Includes 29,221 shares which Mr. Gerak had the right to acquire upon the exercise of stock options exercisable on December 10, 1999 or within 60 days thereafter.

(8) Includes 268,525 shares subject to option as described in the foregoing notes.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         On December 10, 1999, the following persons were known to the Company to be the beneficial owners of more than five percent of the Common Stock:

                                                                 SHARES BENEFICIALLY
                   NAME AND ADDRESS                                     OWNED                         PERCENT
--------------------------------------------------------------------------------------------------------------------
Heartland Advisors, Inc...............................               545,500(1)                       13.4%
790 North Milwaukee Street
Milwaukee, Wisconsin  53202

State of Wisconsin Investment Board...................               450,000(2)                       11.0%
P.O. Box 7842
Madison, Wisconsin 53707

Franklin Resources, Inc...............................               450,000(3)                       11.0%
777 Mariners Island Boulevard
San Mateo, California 94404

NS Group, Inc.........................................               400,000(4)                       9.8%
Ninth and Lowell Streets
Newport, Kentucky 41072

Tontine Partners, L.P.................................               296,500(5)                       7.3%
200 Park Avenue
New York, NY 10166


(1) Based on Amendment No. 4 to Schedule 13G filed with the SEC on November 10, 1999. Heartland Advisors, Inc., an investment adviser, has sole voting power as to 270,000 shares and sole dispositive power as to 545,500 shares.

(2) Based on Amendment No. 5 to Schedule 13G filed with the SEC on January 8, 1999. The State of Wisconsin Investment Board has sole voting and dispositive power as to 450,000 shares.

(3) Based on Amendment No. 1 to Schedule 13G filed with the SEC filed on January 8, 1999 by Franklin Resources, Inc. ("Franklin Resources"). Franklin Resources, an institutional investment manager, has sole voting power and shared dispositive power as to 450,000 shares.

(4) NS Group, Inc., a Kentucky corporation ("NS Group"), obtained such shares in connection with the initial public offering of shares of the Company's Common Stock as partial consideration for the transfer of all of the assets and liabilities of a subsidiary of NS Group to the Company. Clifford R. Borland, a director of the Company, serves as Chairman and Chief Executive Officer of NS Group. Mr. Borland disclaims beneficial ownership of the shares owned by NS Group.

(5) Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 18, 1999 by Tontine Partners, L.P., a Delaware limited partnership ("TP"), Tontine Management, L.L.C., a Delaware limited liability company ("TM"), Tontine Overseas Associates, L.L.C., a Delaware limited liability company and investment advisor ("TOA"), and Jeffrey L. Gendell, an individual. TP, TM, TOA and Mr. Gendell have shared voting power and shared dispositive power as to 296,500 shares.

PROPOSAL I:  ELECTION OF DIRECTORS

         In accordance with the Bylaws of the Company, the Board of Directors has fixed the number of directors at five directors, divided into three classes of one, two and two directors, with the terms of office of each class ending in successive years. The Board of Directors has nominated Charles C. Hanebuth, whose current term as director expires at the 2000 Annual Meeting, for election as director to hold office until the 2003 Annual Meeting of Stockholders, and until his successor is elected and qualified in the class to which he is assigned or until his earlier death, resignation or removal.

         Shares represented by your proxy will be voted in accordance with your direction as to the election as director of the person listed below as the nominee. In the absence of direction, the shares represented by your proxy will be voted FOR such election. In the event that the person listed as the nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for a substitute nominee, but the Board knows of no reason to anticipate that this will occur.

         Certain information with respect to the nominee and each of the continuing directors is set forth below, including any positions they hold with the Company.

                                                                    POSITIONS OR OFFICES      SERVED AS DIRECTOR
                          NAME                              AGE       WITH THE COMPANY        CONTINUOUSLY SINCE
-------------------------------------------------------------------------------------------------------------------
NOMINEE FOR TERM ENDING IN 2003
Charles C. Hanebuth                                          55     President and Chief              1993
                                                                     Executive Officer

DIRECTORS WITH TERMS ENDING IN 2001
Carl E. Edwards, Jr.                                         58             None                     1993
J. Marvin Quin II                                            52             None                     1993

DIRECTORS WITH TERMS ENDING IN 2002
Clifford R. Borland                                          62             None                     1993
David C. Struve                                              59             None                     1993



         The following are brief summaries of the business experience of the nominee for election as director of the Company and the other directors whose terms of office as directors will continue after the Annual Meeting, including, where applicable, information as to the other directorships held by each of them.

NOMINEE

         CHARLES C. HANEBUTH has been President and Chief Executive Officer of the Company since its formation in August 1993. From November 1990 to October 6, 1993, Mr. Hanebuth was President and Chief Operating Officer of Kentucky Electric Steel Corporation, a wholly owned subsidiary of NS Group. Mr. Hanebuth has 20 years management experience in the steel industry. Mr. Hanebuth is an advisory director of Fifth Third Bank Ohio Valley and a director of Ashland Hospital Corporation, which operates King's Daughters' Medical Center.

         The Board of Directors recommends a vote FOR the election of the nominee for director of the Company.

CONTINUING DIRECTORS

         CLIFFORD R. BORLAND has been Chairman and Chief Executive Officer of NS Group, a holding company for steel mini-mill operations, since 1995. Prior thereto, Mr. Borland was President, Chief Executive Officer and a director of NS Group.

         CARL E. EDWARDS, JR. has been Executive Vice President, General Counsel and Secretary of Lennox International Inc., a manufacturer of residential and commercial air conditioning and heating equipment and industrial furnaces, since February 1992. Prior thereto, Mr. Edwards was Vice President, General Counsel and Secretary of ELCOR Corporation, a manufacturer of roofing and industrial products.

         J. MARVIN QUIN II has been Senior Vice President and Chief Financial Officer of Ashland, Inc., a diversified corporation which produces and markets petroleum products, chemicals and road construction services, since 1992. Prior thereto, Mr. Quin was treasurer of Ashland, Inc. Mr. Quin also serves on the board of directors of Arch Coal, Inc.

         DAVID C. STRUVE has been Chairman of the Board and Chief Executive Officer of Latite Roofing and Sheet Metal Company Inc., a commercial and residential roofing company, since 1983.

BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors of the Company held four meetings during the fiscal year ended September 25, 1999. During such fiscal year all of the incumbent directors attended at least 75% of the aggregate meetings held by the Board of Directors and all committees on which they serve. The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The nominees for election as directors of the Company are chosen by the full Board of Directors, and there is no standing committee entrusted with this function.

         AUDIT COMMITTEE. Messrs. Quin (Chairman), Edwards and Struve are members of the Audit Committee. The functions of the Audit Committee are to meet with appropriate Company financial and legal personnel and independent public accountants to review the internal controls of the Company and the objectivity of its financial reporting. The Audit Committee recommends to the Board the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The Audit Committee met two times during the fiscal year ended September 25, 1999.

         COMPENSATION COMMITTEE. Messrs. Struve (Chairman), Borland and Edwards are members of the Compensation Committee. The functions of the Compensation Committee are to review, discuss and advise management and make recommendations to the Board of Directors regarding compensation and benefits for the executive officers and highly compensated personnel of the Company. The Compensation Committee also has oversight responsibilities for all broadly based compensation and benefit programs of the Company. The Compensation Committee met three times during the fiscal year ended September 25, 1999.

         COMPENSATION OF DIRECTORS. Directors who are not employees of the Company are paid an annual retainer of $16,000 and $1,000 for each meeting of the Board of Directors attended in excess of four meetings per fiscal year, along with expenses for attendance at meetings of the Board and Committees. In addition, such outside Directors are paid $750 ($1,000 for Committee Chairmen) for each Committee meeting attended. At least sixty percent (60%) of all such fees are paid to such directors in the form of Common Stock subject to the terms of the Kentucky Electric Steel, Inc. 1999 Share Plan for Non-Employee Directors. Directors who are employees do not receive any compensation for service as directors, but the Company pays their expenses for attendance at Board meetings.

                             EXECUTIVE COMPENSATION

         The following table presents summary information for the 1997, 1998 and 1999 fiscal years concerning compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended September 25, 1999 (the "named executive officers").


                           SUMMARY COMPENSATION TABLE



                                                 Annual Compensation           Long Term Compensation(1)
         Name and                                                                                LTIP       All Other
    Principal Position         Year        Salary      Bonus(2)     Other(3)    Options(4)     Payouts   Compensation(5)

Charles C. Hanebuth            1999       $270,360     $   --         $21,115       34,521         --         $211,426
President and Chief            1998        270,360      15,429          --           --            --          113,215
Executive Officer              1997        270,360         --           --          34,521         --           85,813

William J. Jessie              1999       $132,720     $   --         $ 6,844       10,340         --         $81,347
Vice President, Secretary,     1998        132,720       6,909          --           --            --          33,338
Treasurer and Chief            1997        126,384         --           --          10,340         --          26,190
Financial Officer

Joseph E. Harrison             1999       $126,384     $   --         $10,018       10,340         --         $77,015
Vice President,                1998        126,384       6,579          --           --            --          54,548
Sales and Marketing            1997        126,384         --           --          10,340         --          49,621

William H. Gerak               1999       $109,896     $    --        $ 8,636        8,991         --         $72,821
Vice President,                1998        109,896       5,721          --           --            --          46,148
Administration                 1997        109,896          --          --           8,991         --          38,443


(1) Stock options and restricted stock awards granted under the Company's 1993, 1994 and 1998 Employee Stock Option/Restricted Stock Plans provide for acceleration of vesting of awards in the event of a change of control of the Company, as defined in such plan.

(2) Amounts included under "Bonus" represent amounts paid or awarded under the executive compensation plan described in the Compensation Committee Report on Executive Compensation.

(3) Amounts represent reimbursement for tax liabilities incurred by the named executive officers during fiscal 1999 in connection with the transfer of insurance policies to employee grantor trusts established by such executive officers pursuant to changes in the salary continuation agreements.

(4) Information represents stock options awarded under the Company's 1993, 1994 and 1998 Employee Stock Option/Restricted Stock Plans.

(5) Amounts included as "All Other Compensation" for the named executive officers consist of charges associated with the Company's salary continuation program, imputed interest on loans made under the Key Employee Stock/Loan Plan, the dollar value of premiums paid by the Company in connection with life insurance policies for the benefit of the named executive officers, contributions to the Company's Profit Sharing Plan on behalf of the named executive officers, and charges in connection with certain disability insurance premiums for Mr. Hanebuth. Charges associated with the salary continuation program (including the associated loan forgiveness and insurance premium payments) during fiscal 1997, 1998 and 1999, respectively, were: $74,852, $101,128 and
         $201,184 for Mr. Hanebuth; $24,071, $30,002 and $79,601 for Mr. Jessie;
         $47,502, $51,302 and $75,010 for Mr. Harrison; and $36,467, $43,284 and
         $71,116 for Mr. Gerak. Imputed interest under the Key Employee Stock/Loan Plan for fiscal 1997, 1998 and 1999, respectively, was $4,938, $4,018 and $2,036 for

         Mr. Hanebuth; $2,119, $1,715 and $1,016 for Mr. Jessie; $2,119, $1,715
         and $1,016 for Mr. Harrison; and $1,976, $1,491 and $883 for Mr. Gerak. The value of the benefit to the named individuals of the premiums paid by the Company on behalf of named individuals pursuant to the Company's split dollar insurance arrangements during fiscal 1998 and 1999 was $292 and $2,183 for Mr. Hanebuth, $95 and $730 for Mr. Jessie, $77 and $989 for Mr. Harrison, and $109 and $822 for Mr. Gerak. In fiscal year 1999, the split dollar insurance program was discontinued in connection with certain changes made to the salary continuation program. See "Other Compensation Arrangements." The Company made the following contributions to the Profit Sharing Plan in fiscal 1998 and 1999, respectively: $1,754 and none on behalf of Mr. Hanebuth; $1,526 and none on behalf of Mr. Jessie; $1,454 and none on behalf of Mr. Harrison; and $1,264 and none on behalf of Mr. Gerak. The Company also provides an individual disability insurance policy for Mr. Hanebuth. In the event Mr. Hanebuth had been disabled for more than 90 days, the policy would pay $6,200 per month during the term of disability up to age 65. Premiums paid on behalf of Mr. Hanebuth amounted to $6,023 in each of fiscal 1997, 1998 and 1999.


         The following tables present certain additional information concerning stock options granted to the named executive officers during fiscal 1999. No stock options were exercised by the named executive officers during fiscal 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       Potential Realizable Value
                                                                                       at Assumed Annual Rates
                                                                                      of Stock Price Appreciation
                                             Individual Grants                             for Option Term(1)
                        -----------------------------------------------------------  ----------------------------
                                        % of Total
                                          Options
                                         Granted to   Exercise or
                           Options      Employees in   Base Price
          Name          Granted (#)(2)  Fiscal Year  (per share)(3) Expiration date        5%            10%
          ----          --------------  ------------ -------------- ---------------      -----         -------
   Charles C. Hanebuth      34,521          37.9%       $ 3.0312      2/10/09           $ 65,807     $ 166,771
   William J. Jessie        10,340          11.3%       $ 3.0312      2/10/09           $ 19,711     $  49,953
   Joseph E. Harrison       10,340          11.3%       $ 3.0312      2/10/09           $ 19,711     $  49,953
   William H. Gerak          8,991           9.9%       $ 3.0312      2/10/09           $ 17,140     $  43,436


(1) The amounts shown under these columns are the result of calculations at 5% and 10% rates over the ten year term of the options as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Company's Common Stock. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(2) These options were granted as of February 10, 1999 in connection with the Compensation Committee's review of compensation for fiscal 1999 and one fourth of each option becomes exercisable each year beginning February 10, 2000.

(3) The exercise price for these options is equal to the market price of the Company's Common Stock on February 10, 1999.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                         Number of Securities                 Value of Unexercised
                                        Underlying Unexercised                    In-the-Money
                                                Options                            Options at
                                       at September 25, 1999(#)             September 25, 1999($) (1)
                                    --------------------------------     --------------------------------

           Name                      Exercisable     Unexercisable        Exercisable     Unexercisable
           ----                      -----------     -------------        -----------     -------------

Charles C. Hanebuth                     146,715         60,411                  0           $29,129

William J. Jessie                        47,462         18,095                  0             8,725

Joseph E. Harrison                       45,167         18,095                  0             8,725

William H. Gerak                         29,221         15,734                  0             7,587

(1) Based on the market value of the Company's Common Stock on September 25, 1999.

OTHER COMPENSATION ARRANGEMENTS

         The Company entered into agreements with the named executive officers effective June 7, 1994 (as thereafter amended, the "Employment Agreements"). The Employment Agreements provide for continued employment of the respective officer by the Company for a period of three years following a Change of Control (as defined) on an equivalent basis to employment immediately before the Change of Control. If (i) the employee terminates his employment for any reason other than death or disability during the period from six months following a Change of Control and ending 36 months following a Change of Control, (ii) the Company terminates the employee's employment during the period from the date of the Change of Control and ending 36 months following a Change of Control ("Change of Control Period"), or (iii) the employee terminates his employment for Good Reason (as defined) during the first six months of the Change of Control Period, the Company shall pay the employee a single lump sum cash payment equal to $1.00 less than three times the employee's "Base Amount." The term Base Amount means the employee's average annual compensation from the Company for the five consecutive years preceding the Change of Control. The Employment Agreements also provide that for a period of two years after the termination of the employee's employment under such agreement, the employee will not engage in any Competition Activity (as defined) and shall provide reasonable consulting services to the Company. Pursuant to the Employment Agreements, each employee has also agreed not to disclose Confidential Information (as defined) of the Company.

         The Board of Directors adopted an Executive Severance Plan effective June 7, 1994 (as thereafter amended, the "Executive Severance Plan") for the named executive officers. In consideration for certain non-competition and confidentiality covenants and provided his employment is not terminated for Cause (as defined), each named executive officer is entitled to be paid his regular base salary at the time of severance from the Company for a period of 24 months (36 months for Mr. Hanebuth) following termination. In addition, the executive would continue to receive certain employee benefits and would be eligible to receive a pro rata share of any incentive bonus plan compensation earned but not paid and he would receive an amount equal to the cash value of all outstanding stock options, stock appreciation rights and restricted stock held by such executive.

         The Employment Agreements and the Executive Severance Plan also provide that an employee will be reimbursed for any legal expenses incurred in litigating his rights under the agreement or the severance plan.

         The Compensation Committee approved a Key Employee Stock/Loan Plan in February 1995, under which the Company may grant certain key employees rights to apply to the Company for a loan. The proceeds of any such loan must be used to purchase Kentucky Electric Steel Common Stock at that time, applied to previous stock purchases not made in connection with the Stock/Loan Plan or be used to meet tax obligations on restricted stock grants. The normal maximum amount which may be loaned to each eligible key employee is a percentage of base salary determined by a formula approved by the Compensation Committee. Such loans bear no interest and are repayable by the key employee through continued service with the Company, with the principal amount of the loan being forgiven at the rate of 20% for each year of continuous service subsequent to the date of the making of the loan. The outstanding balances of such loans are required to be repaid on any termination of employment with the Company, except for termination due to disability, death or retirement. No loans were made under the Key Employee Stock/Loan Plan in fiscal 1997, 1998 or 1999.

         Under the Company's salary continuation program, executive officers, upon retirement at age 62, will be paid an amount equal to 60% of base salary to age 85 (10 years certain). At age 85, Mr. Hanebuth would continue to receive a benefit of 28% of his base salary until death. Such amounts will be reduced by the amounts such individuals receive under certain insurance policies, as described below. As of September 25, 1999, the salary continuation benefits reported for each named executive officer have been vested at 75% by the Board of Directors.

         In September 1998, the Company entered into split dollar insurance agreements with each of Mr. Hanebuth, Mr. Jessie, Mr. Harrison and Mr. Gerak. Effective as of September 1999, the Company changed its salary continuation program and discontinued its split dollar insurance program in connection with such change. The Company transferred each of the insurance policies obtained under those agreements to employee grantor trusts established by the respective individuals covered thereby. The obligation of the Company pursuant to the salary continuation program will be offset by actuarially calculated amounts based upon the cash surrender values of the respective life insurance policies. The Company has in the past paid the premiums on these insurance policies. While the Company will no longer be obligated to pay such premiums following transfer of the policies to the employee grantor trusts, it may elect to do so in order to further offset its salary continuation obligations. The Company will not receive any proceeds from such insurance. The Company agreed to lend to each of such individuals an amount equal to the federal and state income taxes incurred by such individuals in connection with such transfer and entered into Loan Forgiveness Agreements whereby the Company agreed to forgive those loaned amounts over a nine year period provided such individual either remains employed by the Company or complies with certain non-competition and confidentiality agreements following employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 1999:

         The Company's executive compensation program (the "Program") has been designed to enable the Company to attract, motivate and retain senior management by providing a competitive total compensation opportunity that emphasizes variable, at-risk, performance-based compensation. The Program is comprised of three basic elements: base salaries which are competitive in specific industry segments within which the Company operates and which also reflect individual performance; annual incentive opportunities which may be paid in cash and/or awarded in restricted stock for the achievement of annual financial performance goals established by the Compensation Committee; and long-term stock based-incentive opportunities.

         A discussion of each of the elements of the Program along with a description of the significant decisions of the Compensation Committee with regard to fiscal 1999 compensation is set forth below.

         Annual total compensation for the executive officers consists of a base salary and the potential for an annual bonus under the Executive Incentive Compensation Plan (the "Incentive Compensation Plan"). National survey data for all industries, data from industry segments within which the Company operates and evaluation of individual performance were utilized to determine fiscal 1999 base salaries for executive officers. The annual base salaries for the executive officers other than the chief executive officer were determined through an interactive review process between the Compensation Committee and Mr. Hanebuth using the aforementioned criteria. Mr. Hanebuth's base salary was reviewed and established by the Compensation Committee.

         Under the Incentive Compensation Plan, officers may be awarded annual incentive bonuses if the Company meets certain performance criteria. Annual incentive bonuses for Mr. Hanebuth and other named executive officers are based upon pre-tax return on equity targets which are established at the beginning of the fiscal year. At specified levels of return, a participant is eligible to receive an incentive bonus equal to a variable percentage of his annual base salary, to a maximum of approximately 100% of annual base salary. The fiscal 1999 equity targets and incentive percentage levels were reviewed and approved by the Compensation Committee. Seventy-five percent of the incentive bonus may be paid quarterly during the fiscal year for which bonus payments are calculated, with the balance paid after determination of results for the fiscal year. Any contribution made by the Company for Profit Sharing to the Salaried Employees Profit Sharing and Flexible Compensation Plan on behalf of any executive officer results in a corresponding reduction in incentive compensation bonus payments to the executive officers.

         The long-term incentive component of the chief executive officer and the executive officers' 1999 compensation includes stock options. Stock options are designed to align the long-term interests of the Company's executives and its stockholders and assist in the retention of executives.

         In February 1999, the Compensation Committee granted incentive stock options to all of the executive officers, as well as certain other management employees. The grants made to Mr. Hanebuth were consistent with prior option awards made by the Company, which were determined with reference to national survey data regarding stock option grants to chief executive officers. Other executive officers received awards which were set at 65% of the level originally established for Mr. Hanebuth.

         All options were granted at the fair market value on the date of grant. The Company will likely consider additional stock option grants to such executives in fiscal 2000.


                                         COMPENSATION COMMITTEE
                                         David C. Struve (Chairman)
                                         Clifford R. Borland
                                         Carl E. Edwards, Jr.

                                PERFORMANCE GRAPH

         The following graph sets forth a comparison of the Company's cumulative total stockholder return from September 24, 1994 through September 25, 1999 with the cumulative total return for the same period of the Standard & Poor's 500 Index and the Standard & Poor's 500 Iron and Steel Index. The graph assumes a $100 investment in the Company's Common Stock and each index and the reinvestment of all dividends.

                           TOTAL SHAREHOLDER RETURNS
                                    [GRAPH]

                                INDEXED RETURNS

                                 Base                Years Ending
                                Period
Company / Index                24Sep94  30Sep95  28Sep96  27Sep97  26Sep98 25Sep99
------------------------------------------------------------------------------------
KENTUCKY ELECTRIC STEEL INC       100     82.96    61.94    63.64    31.82   35.23
S&P 500 INDEX                     100    129.03   154.06   209.04   223.68  273.54
IRON & STEEL-500                  100     70.44    67.35    77.84    54.96   54.97

                            PROPOSAL II: RATIFICATION
                OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of its Audit Committee, has determined to appoint Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000. A resolution will be presented at the meeting to ratify the appointment of Arthur Andersen LLP. If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Board.

         The Company has been advised that a representative of Arthur Andersen LLP will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

         The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000.

                          COMPLIANCE WITH SECTION 16(A)

         Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. For fiscal 1999, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers and directors were complied with.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders scheduled to be held on February 6, 2001, must be received by the Company by August 31, 2000, for inclusion in the Company's Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

         The Company's Bylaws also set forth certain advance notice or information requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual or special meeting of stockholders. In order for a stockholder to nominate a candidate for director or bring a proposal before a stockholder meeting, the Bylaws generally require that notice be given to the Company not less than 60 days nor more than 90 days before the meeting; provided that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, then the stockholder must give such notice to the Company within 10 days after notice of the stockholder meeting is mailed or other public disclosure of the meeting is made. Accordingly, in order to nominate a candidate for director or bring a proposal before the 2001 Annual Meeting, the Company must receive notice from the stockholder between November 8, 2000 and December 8, 2000. The notice must contain certain information relating to the nominee for director or new business proposal. The Board of Directors of the Company may reject any nomination or new business proposal not timely made or supported by insufficient information. In addition, the time limits discussed in this paragraph also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. If the date for the 2001 Annual Meeting is delayed or advanced by more than 30 calendar days, the Company will inform stockholders of such change, and the new dates referred to in this section, in accordance with the rules governing the solicitation of proxies. These requirements are separate from the rules of the Securities and Exchange Commission which provide for the inclusion of proposals of shareholders in the Company's Proxy Statement.

                                 -------------

                                 MISCELLANEOUS

         The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail. They may also be solicited by officers and regular employees of the Company personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

         Management knows of no business to be brought before the Annual Meeting of Stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy by delivering to the Company another proxy bearing a later date or by submitting written notice of such revocation to the Secretary of the Company. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention will be appreciated.


                                           By Order of the Board of Directors,
                                           WILLIAM J. JESSIE, Secretary
December 29, 1999
Ashland, Kentucky

                          KENTUCKY ELECTRIC STEEL, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 1, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William J. Jessie and William H. Gerak, or either of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of Kentucky Electric Steel, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Ashland Plaza Hotel, Ashland, Kentucky, on Tuesday, February 1, 2000 at 10:00 a.m., Eastern Standard Time, and at any adjournments thereof, with all powers the undersigned would possess if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE DATE THIS PROXY AND SIGN NAME OR NAMES EXACTLY AS PRINTED HEREON. WHERE THERE IS MORE THAN ONE OWNER, EACH MUST SIGN. WHEN SIGNING IN FIDUCIARY OR REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?

__________________________________       ____________________________________
__________________________________       ____________________________________
__________________________________       ____________________________________

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.

---------------------------------------------------------

               KENTUCKY ELECTRIC STEEL, INC.

---------------------------------------------------------

Mark box at right if you plan to attend the Meeting of Stockholders      [  ]

Mark box at right if an address change or comment has been noted on      [  ]
the reverse side of this card.

RECORD DATE SHARES:

1.  Election of Director.                                          WITH-
                                                     FOR           HOLD
CHARLES C. HANEBUTH                                  [ ]            [ ]

(to elect the above nominee as Director)

2. Ratify the appointment of Arthur Andersen LLP, as independent public accountants for fiscal 2000.

                                        FOR        AGAINST        ABSTAIN
                                        [ ]          [ ]            [ ]

3. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.


                                                       ------------------------
Please be sure to sign and date this Proxy.            Date
                                                       ------------------------
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Stockholder sign here                       Co-owner sign here